Exhibit (a)(xviii)

TEKLA LIFE SCIENCES INVESTORS

Amendment to Declaration of Trust

Notice of Change of Trustee

WHEREAS, Lucinda H. Stebbins retired as a Trustee of Tekla Life Sciences Investors (“The Fund”), effective June 10, 2021, the Fund issues this notice in accordance with the terms of the Declaration of Trust of the Fund, dated and filed with the Secretary of State of the Commonwealth of Massachusetts on February 20, 1992, as amended;

NOW, THEREFORE, as a result of the foregoing Trustee retirement, the six Trustees of Tekla Life Sciences Investors are:

Jeffrey A. Bailey	100 Federal Street, 19th Floor Boston, MA 02110

Rakesh K. Jain, Ph.D.	100 Federal Street, 19th Floor Boston, MA 02110

Thomas M. Kent	100 Federal Street, 19th Floor Boston, MA 02110

Daniel R. Omstead, Ph.D.	100 Federal Street, 19th Floor Boston, MA 02110

Oleg M. Pohotsky	100 Federal Street, 19th Floor Boston, MA 02110

William S. Reardon	100 Federal Street, 19th Floor Boston, MA 02110

IN WITNESS WHEREOF, this Notice has been subscribed this 16th day of June, 2021, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Laura Woodward
Laura Woodward, Secretary